UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2005

The Smith & Wollensky Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16505 (Commission File Number)	58-2350980 (IRS Employer Identification No.)
1114 First Avenue New York, New York (Address of principal executive offices)	10021 (Zip Code)
(212) 838-2061 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

The information provided in the first paragraph under Item 5.02 below is hereby incorporated by referenced into this Item 1.01.

Item 5.02	Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers

On July 25, 2005, Alan M. Mandel resigned as Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary of The Smith & Wollensky Restaurant Group, Inc. (the “Company”) for personal reasons. Mr. Mandel will assist the Company with transition issues through August 17, 2005 and will be paid based his current base salary through such date. Following August 17, 2005, Mr. Mandel will become a consultant to the Company for which he will receive (i) $120,000 paid over the period commencing on August 18, 2005 and ending on May 17, 2006, (ii) reimbursement for his car lease for the same period and (iii) payment for his health benefits for the same period.

Effective July 25, 2005, Samuel Goldfinger, 36, became the Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Goldfinger’s compensation will include a base salary of $170,000, an incentive bonus to be determined and customary employee benefits.

Samuel Goldfinger has been the Vice President of Finance of the Company since January 2005. Mr. Goldfinger joined the Company in August 1997 as the Director of Finance. During his eight years with the Company, Mr. Goldfinger handled a wide variety of financial areas, including financial reporting and budgeting, and played an integral role in the private placement offering that was completed by the Company in October 1997 and the Company’s initial public offering in May 2001. Prior to joining the Company, Mr. Goldfinger was an audit manager from 1995 to 1997 with the certified public accounting firm of Goldstein Kessler & Co., P.C., where his primary focus was on clients within the restaurant industry.

Marie Censoplano, the wife of Mr. Goldfinger, is a partner of Paul, Hastings, Janofsky & Walker LLP, a law firm that provides legal services to the Company. Since December 30, 2003, the Company paid Paul, Hastings, Janofsky & Walker LLP approximately $410,000 for legal services and expenses related to all Company legal matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Smith & Wollensky Restaurant Group, Inc.

By:	/s/ Alan N. Stillman
Alan N. Stillman
Chief Executive Officer

Date:	July 28, 2005